Exhibit 18

PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 27, 2009

Board of Directors

Whirlpool Corporation

2000 North M-63

Benton Harbor, MI 49022

Dear Sirs:

Note 1 of Notes to the Condensed Consolidated Financial Statements of Whirlpool Corporation included in its Form 10-Q for the three month period ended March 31, 2009 describes a change in the method of accounting for the depreciation of its machinery and equipment from the straight-line method to the units of production method, subject to a minimum level of depreciation. There are no authoritative criteria for determining a ‘preferable’ method of depreciation based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2008, and therefore we do not express any opinion on any financial statements of Whirlpool Corporation subsequent to that date.

Very truly yours,

/s/    ERNST & YOUNG LLP